Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Statement by Experts” in this Shell Company Report on Form 20-F and to the incorporation by reference in this Shell Company Report on Form 20-F of our report dated September 22, 2022 with respect to the consolidated statements of financial position of Hammerhead Resources Inc. as of December 31, 2021 and 2020 and the related consolidated statements of profit (loss) and comprehensive profit (loss), consolidated statements of changes in equity and cash flows for each of the years in the two-year period ended December 31, 2021, appearing in the Registration Statement on Form F-4, as amended (No. 333-267830) of Hammerhead Energy Inc.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants

Calgary, Canada

March 1, 2023